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                                                                   EXHIBIT 10.4

                             CONTRIBUTION AGREEMENT


         This CONTRIBUTION AGREEMENT (this "Agreement") is made as of
April __, 1998, by and between Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), and Omega Worldwide, Inc., a Maryland corporation (the "Company").


         WHEREAS, the Company is a newly formed corporation and a wholly-owned subsidiary of Omega.


         WHEREAS, Omega desires to contribute to the Company all of Omega's right, title and interest in and to certain of the assets of the business of Omega in exchange for certain shares of common stock, $0.10 par value per share of the Company (the "Common Stock"), and a contingent right to receive shares of Series B Preferred Stock, $1.00 par value per share, of the Company (the "Series B Preferred") in a transaction intended to qualify as tax-free under
Section 351 of the Internal Revenue Code of 1986, as amended.


         NOW THEREFORE, in consideration of the premises, mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Contribution of Assets. Subject to the terms hereof, Omega hereby contributes the following assets to the Company and the Company hereby accepts such assets (the "Assets"):


         (a) 3,337,500 ordinary shares of Principal Healthcare Finance Limited, a private company incorporated with limited liability in the Isle of Jersey ("Principal");



         (b) Warrants to purchase (i) 10,000,000 ordinary shares of Principal expiring June 30, 2001 at an exercise price of Pound 1.50 (approximately $2.40) per share and (ii) 554,583 ordinary shares of Principal expiring December 31, 2000 at an exercise price of Pound 1.00 (approximately $1.60) per share;


         (c) Subordinated debt in the amount of Pound 15,000,000 (approximately $24,000,000) provided by Omega to Principal maturing on December 31, 2000;

         (d) A ten-year British pound currency swap contract for the right to exchange Pound 20,000,000 (approximately $32,000,000) for $31,740,000 on
October 15, 2007;

         (e) An Amended and Restated Advisory Agreement by and between Principal and Omega dated as of July 21, 1995;


         (f) ____ voting ordinary shares of Omega (UK) Limited, a United Kingdom corporation, representing all the issued and outstanding shares of Omega
(UK) Limited; and



         (g) Such other assets of Omega set forth on Schedule I having an aggregate carrying value of not more than $150,000.







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        2.       Payment of Purchase Price.  In exchange for the Assets, the
Company shall issue 6,399,000 shares of Common Stock and agrees to automatically issue for no additional consideration 65,000 shares of the Series B Preferred to Omega for each $0.0625 above $8.625 per share of the Company's Common Stock that more than 12,000 shares of the Company's Common Stock are traded on any single day prior to May 2, 1998; provided, however, that the Company shall not cumulatively issue more than 5,000,000 shares of the Series
B Preferred to Omega under this Agreement.


        3. Representations and Warranties. Each party hereto represents to the other party that it is a corporation duly incorporated and validly existing under the laws of its state of incorporation and that it has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. Omega represents and warrants that it has good and marketable title to the Assets and owns such Assets free and clear of all liens, encumbrances, claims, security interests and defects. The Company represents that the Common Stock and the Series B Preferred have been duly issued and will be outstanding as fully-paid and non-assessable stock of the Company. Each party hereto represents to the other that this Agreement has been duly authorized, executed and delivered by each of the parties hereto and constitutes the valid and binding agreement, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        4. Further Assurances. Each of Omega and the Company shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as the other party may at any time and from time to time reasonably request be done or executed, in order to give full effect to the provisions of this Agreement.

        5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and affiliates, but shall not be assignable by any party hereto without the prior written consent of the other party hereto.

        6. Headings. The section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.


        7. Governing Law. This Agreement shall, in all respects, be governed, construed, applied and enforced in accordance with the law of the State of Michigan excluding the effect of principles of conflicts of laws.


        8. Entire Agreement and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to this transaction. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.



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        9.    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute one and the same original Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                        OMEGA HEALTHCARE INVESTORS, INC.



                                        By:____________________________
                                        Name:__________________________
                                        Title:_________________________


                                        OMEGA WORLDWIDE, INC.


                                        By:____________________________
                                        Name:__________________________
                                        Title:_________________________